Exhibit 5

[Letterhead of McDermott Will & Emery LLP]

June 20, 2011

Merge Healthcare Incorporated
200 E. Randolph Street, 24th Floor
Chicago, Illinois 60601-6436

Re:           Merge Healthcare Incorporated
Registration Statement on Form S-8

Ladies and Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement on Form S-8 (the “Registration Statement”), under which Merge Healthcare Incorporated (the “Company”) intends to register 9,000,000 shares of its common stock, par value $0.01 per share (the “Shares”), for issuance under the Company’s 2005 Equity Incentive Plan (the “Plan”).

In arriving at our opinion expressed below, we have examined and relied on the Registration Statement and such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth. In addition, we have examined and relied, to the extent we deem proper, on certificates of officers of the Company as to factual matters, and on the originals or copies certified or otherwise identified to our satisfaction, of all such corporate records of the Company and such other instruments and certificates of public officials and other persons as we have deemed appropriate. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the genuineness of all signatures on documents reviewed by us, the legal capacity of natural persons and the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon and subject to the foregoing, we advise you that, in our opinion, all corporate proceedings necessary for the authorization, issuance and delivery of the Shares have been duly taken and, when issued in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws.

The foregoing opinion is rendered as of the date hereof, and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur. This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ McDermott Will & Emery LLP